Exhibit 99.1

MYOS CORPORATION REPORTS 2014 FIRST QUARTER RESULTS

- Company well positioned to achieve significant near-term milestones by year end -

- Research and development programs exploring Fortetropin™ as potential treatment option in muscle health and sarcopenia progressing in multiple clinical studies -

CEDAR KNOLLS, NJ – May 16, 2014 – MYOS Corporation (OTCBB:  MYOS), an emerging biotherapeutics and bionutrition company focused on the discovery, development and commercialization of products that improve human muscle health and performance (“MYOS” or the “Company”), announced today its financial results for the first quarter ended March 31, 2014 and provided highlights of the Company’s recent progress and anticipated near-term research and development milestones for Fortetropin™ (also known as MYO-T12®), the first clinically proven natural myostatin inhibitor.

“Since the commercial launch of our first Fortetropin-powered bionutrition product, MYO-X™, the Company has successfully created a solid growth and revenue engine, with total net revenues since inception approaching $6 million.  We see our growing bionutrition revenues as an important means of accelerating investment in research and development.  The Company is leveraging the expertise developed in advancing its bionutrition business to build a biotherapeutics portfolio of small molecules and other compounds which can be applied to the increasingly important clinical conditions in muscle health,” said Robert J. Hariri, M.D., Ph.D., Chairman of the Board of MYOS.  “During the first quarter we enhanced our commitment to our clinical research by strengthening our management team with a highly experienced Chief Medical Officer.  We also initiated two additional clinical studies to further evaluate the effects of Fortetropin on myostatin inhibition in an effort to explore potential opportunities for expansion of our age-management pipeline.  We believe that our team’s continued dedication to our emerging muscle health therapeutic development program will enable MYOS to provide innovative solutions for multiple potential indications including sarcopenia, cachexia and age-associated muscle loss treatments in age-management.”

FIRST QUARTER AND RECENT HIGHLIGHTS

•	Reported first quarter 2014 net revenues of $1.55 million, an increase of 457% compared to the first quarter of 2013;
•	Initiated a clinical study on Fortetropin’s effect on skeletal muscle mass and strength in resistance-trained male subjects;
•	Sponsored the upcoming Cancer Cachexia 2014 conference highlighting evolving mechanisms and therapies for treating debilitating muscle wasting syndrome related to cancer;
•	Partnered with the Muscular Dystrophy Association (MDA) to raise funds and awareness for MDA’s fight against degenerative muscle disease;
•
Launched an educational portal on sarcopenia (www.sarcopeniacure.com) in conjunction with the Aging in Motion awareness campaign working to develop measures of clinical benefit for therapeutic products to treat sarcopenia;

•
Presented lipidomic and proteomic characterization data on Fortetropin at the 2014 International Conference on Frailty and Sarcopenia Research and published an abstract in Journal of Frailty and Aging providing new insights into mechanisms by which Fortetropin may exert its beneficial effects on muscle;

•	Initiated a clinical study on the effects of Fortetropin on blood chemistry, body mass index, waist circumference and other indices of muscle health in adult women;
•	Appointed Wall Street investment veteran, Christopher Pechock, to the Board of Directors;
•	Appointed experienced healthcare industry leader and clinician, Robert C. Ashton, Jr., M.D., as Chief Medical Officer; and
•	Closed $4.735 million in private equity financing followed by a 1-for-50 reverse stock split.

NEAR-TERM MILESTONES

•	Clinical study data on Fortetropin in muscle and strength building activity in resistance-trained men expected by the end of the second quarter of 2014;
•	Results of Fortetropin study in adult women expected early in the fourth quarter of 2014;
•	Anticipate strategic collaboration for Fortetropin in age management market;
•	Pre-clinical data on synergistic effects of myostatin inhibition on testosterone-mediated muscle growth expected in the second half of 2014;
•	Formulation of liquid bionutrition Fortetropin product targeted for year-end; and
•	Expansion of Board of Directors and Scientific Advisory Board anticipated to begin this year.

Peter Levy, MYOS’ President and Chief Operating Officer added, “For the remainder of 2014 the MYOS team will be laser-focused on advancing our clinical pipeline and expanding Fortetropin in the age-management market and for additional therapeutic opportunities.  The Company’s patent strategy is sound and we will continue to rigorously pursue additional enhancements to our IP portfolio.  By the end of the year we expect to have data from three studies, which we believe will be key to transforming the Company into its next phase of growth as a biotherapeutic leader in age-management and muscle health.  We believe MYOS is well-positioned to capitalize on the strategic and commercial prospects for Foretropin and represents an opportunity for a broad group of investors attracted to small-to-mid cap companies interested in maximizing shareholder return.”

FIRST QUARTER 2014 FINANCIAL SUMMARY

For the first quarter of 2014, the Company's net revenues were approximately $1,546,000 compared to net revenues of approximately $277,000 for the first quarter of 2013 and approximately $1,408,000 for the fourth quarter of 2013.  Net revenues for the trailing twelve months was approximately $4,587,000.

Loss from operations was approximately $423,000 for the first quarter of 2014 compared to approximately $1,092,000 for the first quarter of 2013 and approximately $1,409,000 for the fourth quarter of 2013.  Operating losses include the Company's investment in research and development activities in the first quarter of 2014 of approximately $434,000 compared to approximately $178,000 in the first quarter of 2013 and approximately $356,000 in the fourth quarter of 2013.

Net loss for the first quarter of 2014 was approximately $422,000 compared to approximately $1,090,000 for the first quarter of 2013 and approximately $1,408,000 for the fourth quarter of 2013.  Basic and diluted net loss per share was $(0.16) for the first quarter of 2014 compared to $(0.47) for the first quarter of 2013 and $(0.64) for the fourth quarter of 2013.  Per share results are based on weighted average shares outstanding of 2.703 million for the first quarter of 2014 compared to 2.295 million for the first quarter of 2013 and 2.217 million for the fourth quarter of 2013.

On a non-GAAP basis, net loss for the first quarter of 2014 was approximately $119,000 compared to approximately $736,000 for the first quarter of 2013.  Non-GAAP basic and diluted net loss per share was $(0.04) for the first quarter of 2014 compared to $(0.32) for the first quarter of 2013.  Non-GAAP net loss excludes stock-based compensation of approximately $303,000 for the first quarter of 2014 compared to approximately $354,000 for the first quarter of 2013.

The Company had cash of approximately $3,914,000 and total assets of $8,964,000 as of March 31, 2014 compared to cash of approximately $451,000 and total assets of $3,836,000 as of December 31, 2013.

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP net loss and non-GAAP basic and diluted net loss per share measures, which present results on a basis adjusted for certain items.  Non-GAAP net loss and non-GAAP basic and diluted net loss per share are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP.  The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally.  The Company also believes these non-GAAP measures provide the Company’s investors with useful information regarding the Company’s historical operating results.  These non-GAAP measures are not intended to replace the presentation of the Company’s financial results in accordance with GAAP.  Use of the terms non-GAAP net loss, and non-GAAP basic and diluted net loss per share may differ from similar measures reported by other companies.  We define non-GAAP net loss as net loss adjusted for stock-based compensation and certain special charges that are otherwise included in GAAP net loss, including changes in fair value of warrants, amortization of deferred financing costs and impairment charges.  Non-GAAP basic and diluted net loss per share refers to non-GAAP net loss divided by the weighted average number of basic and diluted shares outstanding.  All of the non-GAAP measures discussed above are reconciled from their respective GAAP measures in the attached table "Reconciliation of GAAP to non-GAAP Net Loss" table set forth below.

A summary of key financial highlights for the three months ended March 31, 2014 and 2013 is as follows:

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current assets
Cash	$3,913,705	$451,361
Accounts receivable	1,494,879	644,760
Inventories	860,572	142,430
Prepaid expenses and other current assets	319,580	215,128
Total current assets	6,588,736	1,453,679
Fixed assets, net of accumulated depreciation	336,398	344,366
Intellectual property Intangible assets	2,000,000	2,000,000
Total assets	38,652	38,377
	$8,963,786	$3,836,422
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$710,210	$184,685
Accrued expenses	369,578	311,704
Total current liabilities	1,079,788	496,389

Total liabilities	1,079,788	496,389

Commitments and contingencies

Stockholders' equity
Preferred stock, $.001 par value; 500,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $.001 par value, 6,000,000 shares authorized; 2,919,235 and 2,227,447 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	2,918	2,227
Additional paid-in capital	22,211,485	17,246,308
Deficit accumulated during development stage	(14,330,405)	(13,908,502)
Total stockholders' equity	7,883,998	3,340,033

Total liabilities and stockholders' equity	$8,963,786	$3,836,422

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

			April 11, 2007
			(Inception Date)
	Three Months Ended March 31,		to March 31,
	2014	2013	2014
Net revenue	$1,546,334	$277,374	$5,875,421
Cost of sales	404,774	126,989	2,838,896
Gross profit	1,141,560	150,385	3,036,525
Operating expenses	1,564,638	1,242,444	15,504,721
Loss from operations	(423,078)	(1,092,059)	(12,468,196)

Other Income (Expense)
Interest income	1,189	1,865	14,068
Interest expense	(14)	-	(827,044)
Value of warrants in excess of the amount of additional paid-in capital received in the related private placement of restricted common stock	-	-	(2,405,303)
Change in fair value of warrants	-	-	4,085,570
Impairment charge - intellectual property	-	-	(2,662,000)
Amortization of deferred financing costs	-	-	(80,000)
Gain on forgiveness of debt	-	-	12,500
Total other income (expense)	1,175	1,865	(1,862,209)

Net loss	(421,903)	(1,090,194)	(14,330,405)

Weighted average number of common shares outstanding, basic and diluted	2,703,341	2,295,349

Basic and diluted net loss per share attributable to common stockholders	$(0.16)	$(0.47)

MYOS CORPORATION AND SUBSIDIARY
(a development stage company)
Reconciliation of GAAP to Non-GAAP Net Loss
(Unaudited)

			April 11, 2007
			(Inception Date)
	Three Months Ended March 31,		to March 31,
	2014	2013	2014
GAAP - net loss	(421,903)	(1,090,194)	(14,330,405)

Stock-based compensation	302,911	354,372	4,985,132
Change in fair value of warrants	-	-	(4,085,570)
Amortization of deferred financing costs	-	-	80,000
Impairment charges	-	-	2,662,000

Non-GAAP - net loss	(118,992)	(735,822)	(10,688,843)

Weighted average number of common shares outstanding, basic and diluted	2,703,341	2,295,349

GAAP basic and diluted net loss per share	$(0.16)	$(0.47)

Non-GAAP basic and diluted net loss per share	$(0.04)	$(0.32)

About MYOS Corporation
MYOS is a developmental stage bionutrition and biotherapeutics company focused on the discovery, development and commercialization of products that improve muscle health and function essential to the management of sarcopenia, cachexia and degenerative muscle diseases.  MYOS is the owner of Fortetropin™ (also known as MYO-T12®), the first clinically proven natural myostatin inhibitor.  Myostatin is a natural regulatory protein, which inhibits muscle growth and recovery.  Medical literature suggests that lowering myostatin levels has many potential health benefits including increased muscle mass, healthy weight management, improved energy levels, stimulation of muscle healing as well as treating sarcopenia, a condition of age-related loss of muscle mass.  For more information on MYO-T12 and to discover why MYOS is known as "The Muscle Company,"™ visit www.myoscorp.com.

The Company's first commercial product MYO-X™, powered by MYO-T12®, is distributed by Maximum Human Performance (MHP) and is currently available on popular retailer websites including www.mhpstrong.com, www.bodybuilding.com, www.amazon.com and in specialty retailers including GNC and Vitamin Shoppe and others.  MYOS believes that MYO-X, as well as future products it envisions, will redefine existing standards for muscle health.

Forward-Looking Statements
Any statements in this release that are not historical facts are forward-looking statements.  Actual results may differ materially from those projected or implied in any forward-looking statements.  Such statements involve risks and uncertainties, including but not limited to those relating to the successful continued research of MYO-T12® and its effects on myostatin inhibition, including our research and development activities including the clinical studies described herein, product and customer demand, the continued growth of repeat purchases, market acceptance of our existing and future products, the ability to create new products through research and development, the continued growth in market expansion and revenue including the expansion into the age management market, the successful entry into new markets including the age management market, the ability to attract additional investors and increase shareholder value, the ability to generate the forecasted revenue stream and cash flow from sales of Fortetropin™ and MYO-X™, the ability to achieve a sustainable profitable business, the effect of economic conditions, the ability to protect our intellectual property rights, the continued growth and expansion of MYO-X in GNC, Vitamin Shoppe and other specialty retail stores, the ability to strengthen our manufacturing relationships and reduce the costs of our products, competition from other providers and products, risks in product development, our ability to raise capital to fund continuing operations, and other factors discussed from time to time in our Securities and Exchange Commission filings.  We undertake no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made except as required by law.

These statements have not been evaluated by the Food and Drug Administration.  This product is not intended to diagnose, treat, cure or prevent any disease.

Investor and Media Contact:
Jenene Thomas
Investor Relations and Corporate Communications
(973) 509-0444
jthomas@myoscorp.com

SOURCE:  MYOS Corporation

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